NEWS RELEASE
Five Below, Inc. Announces Second Quarter Fiscal 2021 Financial Results
EPS increased 125% to $1.15 and Net Sales increased 55% to $647 million versus Q2 2019
Operating Income increased 139% to $86 million versus Q2 2019
PHILADELPHIA, PA – (September 1, 2021) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the second quarter and for the year to date period ended July 31, 2021. Given the lack of comparability to the first half of fiscal 2020 due to the impact of COVID-19, results are also compared to the second quarter and year to date period ended August 3, 2019.

For the second quarter ended July 31, 2021:
•Net sales increased by 51.7% to $646.6 million from $426.1 million in the second quarter of fiscal 2020 and by 54.9% from $417.4 million in the second quarter of fiscal 2019; comparable sales increased by 39.2% versus the second quarter of fiscal 2020. For the comparable subset of stores that were open in both the second quarter of fiscal 2019 and the second quarter of fiscal 2021, sales increased 21%.
•The Company opened 34 new stores and ended the quarter with 1,121 stores in 39 states. This represents an increase in stores of 14.2% from the end of the second quarter of fiscal 2020.
•Operating income was $86.2 million compared to $33.1 million in the second quarter of fiscal 2020. Operating income increased by 139.2% from $36.0 million in the second quarter of fiscal 2019.
•The effective tax rate was 23.8% compared to 9.4% in the second quarter of fiscal 2020 and 23.2% in the second quarter of fiscal 2019.
•Net income was $64.8 million compared to $29.6 million in the second quarter of fiscal 2020. Net income increased by 124.9% from $28.8 million in the second quarter of fiscal 2019.
•Diluted income per common share was $1.15 compared to $0.53 in the second quarter of fiscal 2020 and $0.51 in the second quarter of fiscal 2019. The benefit from share-based accounting was approximately $0.01 in the second quarter of fiscal 2021, approximately $0.03 in the second quarter of fiscal 2020, and approximately $0.01 in the second quarter of fiscal 2019.

Joel Anderson, President and CEO of Five Below, stated, “We had another strong quarter, with the team executing well in a dynamic operating environment. Sales increased 55% and earnings per share increased 125% versus the second quarter of 2019. Once again, the strength was broad-based throughout our worlds. New store growth continued with the opening of 34 new stores across 19 states, bringing our new store count for the first half to a record 102 new stores.”

Mr. Anderson continued, “The third quarter is off to a strong start from a sales perspective. We are innovating across our three key strategic priorities: product, experience and supply chain, where the teams are working diligently to mitigate the impact of global disruptions. We are confident that our Wow assortment, the flexibility of our unique model with eight worlds and our new Five Beyond offering, combined with the operating discipline of our teams across the organization, will continue to serve us well as we drive sustainable long-term growth and realize our 2,500-plus store potential in the U.S.”

For the year to date period ended July 31, 2021:
•Net sales increased by 98.5% to $1,244.4 million from $627.0 million in the year to date period of fiscal 2020 and by 59.1% from $782.2 million in the year to date period of fiscal 2019; comparable sales increased by 79.9% versus the year to date period of fiscal 2020. For the comparable subset of stores that were open in both the year to date period of fiscal 2019 and the year to date period of fiscal 2021, sales increased 22%.
•The Company opened 101 net new stores compared to 82 net new stores in the year to date period of fiscal 2020.
•Operating income was $149.9 million compared to an operating loss of $39.1 million in the year to date period of fiscal 2020. Operating income increased by 147.7% from $60.5 million in the year to date period of fiscal 2019.
•The effective tax rate was an expense of 22.6% compared to a benefit of 46.7% in the year to date period of fiscal 2020 and an expense of 14.4% in the year to date period of fiscal 2019.
•Net income was $114.4 million compared to a net loss of $21.0 million in the year to date period of fiscal 2020. Net income increased by 110.0% from $54.5 million in the year to date period of fiscal 2019.
•Diluted income per common share was $2.03 compared to a diluted loss per common share of $0.38 in the year to date period of fiscal 2020 and a diluted income per share of $0.97 in the year to date period of fiscal 2019. The benefit from share-based accounting was approximately $0.05 in the year to date period of fiscal 2021, approximately $0.04 in the year to date period of fiscal 2020, and approximately $0.12 in the year to date period of fiscal 2019.

Third Quarter and Fiscal 2021 Outlook:
The Company expects the following results for the third quarter of fiscal 2021:
•Net sales are expected to be in the range of $550 million to $565 million based on opening approximately 40 to 45 new stores and assuming a mid-single digit increase in comparable sales.
•Net income is expected to be in the range of $12.8 million to $16.7 million.
•Diluted income per common share is expected to be in the range of $0.23 to $0.30 on approximately 56.4 million diluted weighted average shares outstanding.
Given the uncertainty related to COVID-19, potential future shifts in consumer spending, and ongoing global supply chain disruption, the Company will not be providing sales or earnings guidance for the full year of fiscal 2021.

Conference Call Information:
A conference call to discuss the financial results for the second quarter and year to date period of fiscal 2021 is scheduled for today, September 1, 2021, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10158729. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including additional governmental restrictions and requirements, additional store closures and effects on customer demand or on our supply chain, our ability to keep our distribution centers and e-commerce fulfillment centers operational, our ability to effectively operate and remain open in some or all of our stores, and to open new stores and remodels), risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our online retail operations, including cyber security risks, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced $1-$5, and some extreme value items priced beyond $5, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,100 stores in 39 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 31, 2021	January 30, 2021	August 1, 2020
Assets
Current assets:
Cash and cash equivalents	$126,195	$268,783	$160,338
Short-term investment securities	286,929	140,928	41,670
Inventories	347,302	281,267	294,057
Prepaid income taxes and tax receivable	9,410	6,350	15,496
Prepaid expenses and other current assets	69,504	58,085	58,965
Total current assets	839,340	755,413	570,526
Property and equipment, net	677,183	565,351	505,299
Operating lease assets	1,086,386	975,862	911,631
Long-term investment securities	1,104	—	—
Other assets	18,921	18,144	12,791
	$2,622,934	$2,314,770	$2,000,247

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	167,704	138,622	121,372
Income taxes payable	931	2,025	775
Accrued salaries and wages	41,654	43,445	18,992
Other accrued expenses	141,520	108,504	90,117
Operating lease liabilities	150,041	143,074	134,937
Total current liabilities	501,850	435,670	366,193
Other long-term liabilities	1,291	1,048	1,540
Long-term operating lease liabilities	1,081,555	967,255	908,554
Deferred income taxes	35,778	28,911	5
Total liabilities	1,620,474	1,432,884	1,276,292
Shareholders’ equity:
Common stock	560	559	559
Additional paid-in capital	327,211	321,075	307,506
Retained earnings	674,689	560,252	415,890
Total shareholders’ equity	1,002,460	881,886	723,955
	$2,622,934	$2,314,770	$2,000,247

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net sales	$646,554	$426,110	$1,244,377	$627,009
Cost of goods sold	416,235	286,271	813,189	466,709
Gross profit	230,319	139,839	431,188	160,300
Selling, general and administrative expenses	144,151	106,697	281,333	199,354
Operating income (loss)	86,168	33,142	149,855	(39,054)
Interest (expense) income and other (expense) income, net	(1,071)	(500)	(2,048)	(357)
Income (loss) before income taxes	85,097	32,642	147,807	(39,411)
Income tax expense (benefit)	20,256	3,061	33,370	(18,410)
Net income (loss)	$64,841	$29,581	$114,437	$(21,001)
Basic income (loss) per common share	$1.16	$0.53	$2.04	$(0.38)
Diluted income (loss) per common share	$1.15	$0.53	$2.03	$(0.38)
Weighted average shares outstanding:
Basic shares	56,007,970	55,786,823	55,989,399	55,844,418
Diluted shares	56,299,491	55,966,840	56,287,095	55,844,418

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020
Operating activities:
Net income (loss)	$114,437	$(21,001)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	39,480	33,200
Share-based compensation expense (benefit)	12,353	(1,033)
Deferred income tax expense (benefit)	6,867	(8,711)
Other non-cash expenses	354	1,278
Changes in operating assets and liabilities:
Inventories	(66,035)	29,971
Prepaid income taxes and tax receivable	(3,060)	(11,433)
Prepaid expenses and other assets	(9,050)	21,631
Accounts payable	29,616	(13,965)
Income taxes payable	(1,094)	(8,730)
Accrued salaries and wages	(1,791)	(881)
Operating leases	10,743	26,755
Other accrued expenses	15,987	14,381
Net cash provided by operating activities	148,807	61,462
Investing activities:
Purchases of investment securities and other investments	(251,447)	(48,344)
Sales, maturities, and redemptions of investment securities	100,842	60,903
Capital expenditures	(134,614)	(100,652)
Net cash used in investing activities	(285,219)	(88,093)
Financing activities:
Borrowing on note payable under Revolving Credit Facility	—	50,000
Repayment of note payable under Revolving Credit Facility	—	(50,000)
Cash paid for Revolving Credit Facility financing costs	—	(1,755)
Net proceeds from issuance of common stock	443	229
Repurchase and retirement of common stock	—	(12,663)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	359	2,264
Common shares withheld for taxes	(6,978)	(3,596)
Net cash used in financing activities	(6,176)	(15,521)
Net decrease in cash and cash equivalents	(142,588)	(42,152)
Cash and cash equivalents at beginning of period	268,783	202,490
Cash and cash equivalents at end of period	$126,195	$160,338